Exhibit 12.1

Corporate Office Properties Trust

Computation of Earnings to Combined Fixed Charges and Preferred Share Dividends

(Dollars in thousands)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Earnings:
Income from continuing operations before equity in loss of unconsolidated entities, income taxes and minority interests	$41,108	$43,319	$33,995	$26,143	$24,752
Gain (loss) on sales of real estate, excluding discontinued operations	366	(150)	472	2,564	1,618
Combined fixed charges and preferred share dividends (from below)	85,240	70,627	71,541	57,894	49,765
Amortization of capitalized interest	339	288	256	197	88
Distributed (loss) income of equity investees	(164)	(83)	(181)	295	104
Subtract:
Capitalized interest (from below)	(9,871)	(5,112)	(2,846)	(3,091)	(5,295)
Preferred share dividends	(14,615)	(16,329)	(12,003)	(10,134)	(6,857)
Preferred unit distributions	(660)	(179)	(1,049)	(2,287)	(2,287)
Repurchase of preferred units in excess of recorded book value	—	—	(11,224)	—	—
Less: Issuance costs associated with redeemed preferred shares	—	(1,813)	—	—	—
Total earnings	$101,743	$90,568	$78,961	$71,581	$61,888

Combined fixed charges and preferred share dividends:
Interest expense on continuing operations	$56,655	$43,600	$40,367	$38,287	$31,578
Interest expense on discontinued operations	489	663	812	1,069	1,203
Capitalized interest	9,871	5,112	2,846	3,091	5,295
Amortization of debt issuance costs-expensed	2,240	2,431	2,767	2,501	2,031
Amortization of debt issuance costs-capitalized	272	113	—	59	119
Interest included in rental expense	438	387	473	466	395
Preferred share dividends	14,615	16,329	12,003	10,134	6,857
Preferred unit distributions	660	179	1,049	2,287	2,287
Repurchase of preferred units in excess of recorded book value	—	—	11,224	—	—
Issuance costs associated with redeemed preferred shares	—	1,813	—	—	—
Total combined fixed charges and preferred share dividends	$85,240	$70,627	$71,541	$57,894	$49,765

Ratio of earnings to combined fixed charges and preferred share dividends	1.19	1.28	1.10	1.24	1.24